DLA Piper LLP (US) One Atlantic Center 1201 West Peachtree Street Suite 2900 Atlanta, Georgia 30309-3449 www.dlapiper.com
Tanya L. Boyle tanya.boyle@us.dlapiper.com T 404.736.7863 F 404.682.7863
April 29, 2025

Cantor Select Portfolios Trust

110 E. 59th Street
New York, NY 10022

Dear Board Members:

A legal opinion (the “Legal Opinion”) that we prepared was filed with Post-Effective Amendment No. 11 to the Cantor Select Portfolios Trust Registration Statement (the “Registration Statement”). We hereby give you our consent to incorporate by reference the Legal Opinion into Post-Effective Amendment No. 13 to the Registration Statement (the “Amendment”). We also consent to all references to us in the Amendment.

Very truly yours,

/s/ DLA Piper LLP (US)

DLA Piper LLP (US)

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